UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2018

MCEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On August 10, 2018, McEwen Mining Inc. (the “Company”) entered into a secured term Credit Agreement (“Credit Agreement”) with Royal Capital Management Corp. as administrative agent, and the lenders, Evanachan Limited, an Ontario corporation (“Evanachan”), Mark Shoom and Stephen Rider (individually, a “Lender” and collectively, the “Lenders”). The Company received $50 million at closing in a single advance (the “Loan”), less fees and costs pursuant to the Credit Agreement.  Proceeds of the Loan must be used for construction and development of the Company’s Gold Bar project in Nevada, as well as for working capital and general corporate purposes.

The Loan bears interest at the rate of 9.75% per year with interest payments due monthly in arrears.  Monthly principal payments in the amount of $2 million each are due beginning on the second anniversary of the Credit Agreement with the entire balance of unpaid principal and accrued interest due on the third anniversary of the Credit Agreement. The Loan can be retired in full or in part at any time during the first two years upon payment of the outstanding principal and accrued interest plus a fee linked to the remaining life of the Loan, and during the third year upon payment of the remaining principal and accrued interest plus a fee equal to 3% of the remaining principal. Repayment of the Loan is secured by a lien on certain of the Company’s and its subsidiaries’ assets.

Evanachan, one of the Lenders, is owned by the Company’s Chairman and Chief Executive Officer, Robert McEwen, and provided $25 million of the Loan. Mr. McEwen is also the beneficial owner of 24% of the Company’s outstanding common stock. Evanachan’s participation as a Lender was on the same terms and conditions as the other Lenders.

The Credit Agreement contains representations and warranties, affirmative and negative covenants customary for financings of this type, including, but not limited to, limitations on additional borrowings, additional investments and asset sales.  Until the Loan is repaid, the Company is also restricted from paying distributions to its shareholders in an amount per share greater than that the Company made during the year ended December 31, 2017. The financial covenants require the Company to maintain minimum consolidated working capital of $10 million and consolidated shareholders’ equity of $120 million at the end of each fiscal quarter.

The Credit Agreement is not intended to provide any factual information about the Company. The representations, warranties, and covenants contained in the Credit Agreement were made only for purposes of the Credit Agreement, including the allocation of risk between the parties, and as of specific dates, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Credit Agreement.

A copy of the Credit Agreement is attached to this report as Exhibit 10.1. The description of the Credit Agreement in this report is not complete and qualified in its entirety by reference to Exhibit 10.1.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01                                           Financial Statements and Exhibits

The following exhibit is filed with this report:

Exhibit
Number	Description of Exhibit

10.1	Credit Agreement among the Company, Royal Capital Management Corp., as administrative agent, and the Lenders named therein, dated August 10, 2018

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEwen Mining Inc.

Date: August 16, 2018	By:	/s/ Carmen Diges
Carmen Diges, General Counsel